UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): May 24, 2016

The New Home Company Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36283	27-0560089
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

85 Enterprise, Suite 450 Aliso Viejo, California (Address of principal executive offices)	92656 (Zip Code)
(949) 382-7800
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
The New Home Company Inc. (the “Company”) held its 2016 Annual Meeting of Stockholders (the “Annual Meeting”) on May 24, 2016. At the Annual Meeting, the Company's stockholders approved the Company’s 2016 Incentive Award Plan (the “2016 Plan”). The 2016 Plan became effective on the date the 2016 Plan was adopted by the Company’s Board of Directors (the “Board”) on February 23, 2016, but was subject to receiving stockholder approval at the Annual Meeting.
The 2016 Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units and other stock- or cash-based awards. Non-employee directors of the Company and employees and consultants of the Company or any of its subsidiaries are eligible to receive awards under the 2016 Plan. The 2016 Plan authorizes the issuance of 800,000 shares of common stock, plus, subject to certain limitations, shares covered by awards granted under the 2016 Plan that are forfeited, expire or lapse, or are repurchased for or paid in cash. Shares issued under the 2016 Plan may be: (1) authorized but unissued shares, (2) shares purchased on the open market or (3) treasury shares. In no event will more than 800,000 shares of common stock be issuable pursuant to the exercise of incentive stock options under the 2016 Plan during its ten-year term.
The 2016 Plan will be administered by the compensation committee (or by the Board or another Board committee as may be determined by the Board from time to time). The administrator of the 2016 Plan (the “Administrator”) or its delegate will have the authority to determine which service providers receive awards and set the terms and conditions applicable to the award within the confines of the 2016 Plan’s terms. The Administrator will have the authority to make all determinations and interpretations under, and adopt rules and guidelines for the administration of, the 2016 Plan. In addition, the Administrator will determine whether specific awards are intended to constitute “qualified performance-based compensation,” within the meaning of Section 162(m) of the Internal Revenue Code.
The 2016 Plan includes annual limits on awards that may be granted to any individual participant. For participants other than non-employee directors, the maximum aggregate number of shares of common stock with respect to all awards that may be granted to any one person during any calendar year is 500,000. If the award is payable in cash and not denominated in shares of common stock, the maximum aggregate amount of cash that may be paid to any one participant is $5,000,000 per year. Notwithstanding the foregoing, in no event will more than the authorized number of shares available for issuance under the 2016 Plan be granted to any one person during any calendar year with respect to one or more awards denominated in shares. For purposes of these individual award limits, each share subject to an award will be counted as one share against the specified limit. Generally, the maximum aggregate grant date fair value of all awards granted to a non-employee director under the 2016 Plan during any fiscal year for services as a member of the Board may not exceed $300,000.
In addition, the 2016 Plan contains a minimum vesting requirement, subject to limited exceptions, that awards made pursuant to the 2016 Plan may not vest earlier than the date that is one year following the grant date of the award.
The 2016 Plan also contains provisions with respect to payment of exercise or purchase prices, vesting and expiration of awards, adjustments and treatment of awards upon certain corporate transactions, including stock splits, recapitalizations and mergers, transferability of awards and tax withholding requirements.
The 2016 Plan may be amended or terminated by the Board at any time, subject to certain limitations requiring stockholder consent or the consent of the participant. In addition, the Administrator may not, without the approval of the Company’s stockholders, authorize certain re-pricings of any outstanding option or stock appreciation right granted under the 2016 Plan. The 2016 Plan will expire on February 23, 2026.
The terms and conditions of the 2016 Plan are described in the section entitled “Proposal 2 - Approval of 2016 Incentive Award Plan” in the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 6, 2016. The foregoing description of the 2016 Plan does not purport to be complete and is qualified in its entirety by reference to the complete text of the 2016 Plan, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders.
The Company held its Annual Meeting on May 24, 2016. At the Annual Meeting, there were present in person or by proxy 20,369,281 votes, representing approximately 98.35% of the total outstanding eligible votes. The vote totals noted below are final voting results from the Annual Meeting.

Proposal 1
The Company’s stockholders elected the following four directors to the Board for a term of office expiring at the 2019 annual meeting of stockholders and until their successors are duly elected and qualified, with voting results as follows:

Name	For	Withheld	Broker Non-Votes
Wayne Stelmar	18,585,545	255,979	1,527,757
Sam Bakhshandehpour	18,763,721	77,803	1,527,757
Michael Berchtold	18,406,497	435,027	1,527,757
Gregory P. Lindstrom	18,651,917	189,607	1,527,757

Proposal 2
The Company’s stockholders elected to approve the 2016 Incentive Award Plan, with voting results as follows:

For	Against	Abstain	Broker Non-Votes
14,948,417	3,891,735	1,372	1,527,757

Proposal 3
The Company’s stockholders ratified of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2016, with voting results as follows:

For	Against	Abstain	Broker Non-Votes
20,253,261	111,423	4,597	-

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	The New Home Company Inc. 2016 Incentive Award Plan.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The New Home Company Inc.

Date: May 24, 2016	By:	/s/ Miek Harbur
Miek Harbur
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	The New Home Company Inc. 2016 Incentive Award Plan.